FIRST AMENDMENT TO

RESTRICTED STOCK AWARD AGREEMENT

This FIRST AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT (this “Amendment”), dated as of April 24, 2013 (the “Effective Date”), is made and entered into by and between InspireMD, Inc., a Delaware corporation (the “Company”) and Alan W. Milinazzo (the “Grantee”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Restricted Stock Award Agreement by and between the Company and the Grantee dated January 3, 2013 (the “Agreement”), in the 2011 U.S. Equity Incentive Plan (the “U.S. Appendix”), a sub-plan to the InspireMD, Inc. Amended and Restated 2011 UMBRELLA Option Plan (the “Umbrella Plan”) (collectively, the Umbrella Plan and the U.S. Appendix being referred to herein as, the “Plan”), and in the Plan.

WHEREAS, pursuant to the Agreement, the Company granted the Grantee 400,000 shares of Restricted Stock (the “Awarded Shares”) that are subject to a three-year vesting period, with one-thirty-sixth (1/36) of the Awarded Shares vesting equally each month of the Grantee’s continued service to the Company;

WHEREAS, 33,333 of the total Awarded Shares have vested as of the Amendment Effective Date and 366,667 of the total Awarded Shares remain unvested as of the Effective Date (the “Unvested Shares”), and the parties now desire to amend the Agreement to modify the vesting provisions of the Awarded Shares with respect to the Unvested Shares to provide that (i) 100,000 of the Unvested Shares shall vest on January 3, 2014; (ii) 133,333 of the Unvested Shares shall vest on January 3, 2015; and (iii) the remaining 133,334 of the Unvested Shares shall vest on January 3, 2016, provided that the Grantee is still employed by the Company or the Group on each respective vesting date; and

WHEREAS, Section 21 of the Agreement and Section 7(c) of the U.S. Appendix each provide that the parties to the Agreement may amend the Agreement in a writing signed by the parties.

NOW THEREFORE, pursuant to Section 21 of the Agreement and Section 7(c) of the U.S. Appendix, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Grantee agree as follows:

1.	Subsection 3(a)(i) of the Agreement is amended by deleting said Subsection in its entirety and substituting in lieu thereof the following new Subsection:

i.        Over a three (3) year vesting period commencing on the Date of Grant, (A) one-thirty-sixth (1/36th) of the total Awarded Shares shall vest on each of February 3, 2013, March 3, 2013, and April 3, 2013; (B) 100,000 of the total Awarded Shares shall vest on January 3, 2014; (C) 133,333 of the total Awarded Shares shall vest on January 3, 2015; and (D) the remaining 133,334 of the Total Awarded Shares shall vest on January 3, 2016, provided that the Grantee has continuously provided services to the Company or the Group as an employee, consultant, or outside director through each respective vesting date.

2.	The Agreement, except as modified by this Amendment, shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company and the Grantee have executed, or caused to be executed, this Amendment effective as of the day and year first written above.

INSPIREMD, INC.

By:	/s/ Craig Shore
Name: Craig Shore
Title: Chief Financial Officer

THE GRANTEE

/s/ Alan W. Milinazzo
Alan W. Milinazzo